Exhibit 10.28

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of this 18th day of December, 2006 (the “Effective Date”), by and between NOVASTAR FINANCIAL, INC. (“EMPLOYER”) and Jeffrey D. Ayers (“EMPLOYEE”). EMPLOYER hereby agrees to employ EMPLOYEE and EMPLOYEE hereby accepts employment upon the terms and conditions set forth below.

1. EMPLOYMENT BY COMPANY.

(a) EMPLOYEE shall be employed by EMPLOYER in the position of Vice President, General Counsel and Secretary, hereinafter referred to as “General Counsel”. EMPLOYEE shall be responsible to direct and control all legal activity with final authority on legal policies and procedures as well as other duties, which shall be assigned at the sole discretion of EMPLOYER. EMPLOYEE shall report to the Chief Executive Officer of EMPLOYER.

(b) EMPLOYEE warrants and agrees that he has the skill, aptitude, and ability to perform the services for which he is being employed, and that he will adhere to the standards of performance for the fulfillment of those duties, which EMPLOYER shall in its discretion from time to time prescribe. EMPLOYEE represents that he has not entered into any agreements which are effective at the time of the execution of this Agreement which would prevent him from performing his duties as General Counsel, including but not limited to, any non-competition or non-disclosure agreement with former employers.

(c) EMPLOYEE hereby agrees that he will devote all of his working time and attention and give his diligent effort and skill exclusively to the business and interests of EMPLOYER, and that he will perform such services, as may from time to time be assigned to him, and shall do his utmost to further enhance and develop the best interests and welfare of EMPLOYER in all respects. EMPLOYEE agrees that he will give full attention and fully comply with the rules and procedures as may from time to time be promulgated by EMPLOYER in its sole discretion.

(d) EMPLOYEE shall not, without prior written consent of EMPLOYER, at any time during the term of this Agreement: (a) accept employment with, or render services of a business, professional or commercial nature to any person other than EMPLOYER; (b) engage in, own or provide legal or other assistance to any person, venture or activity which EMPLOYER may in good faith consider to be competitive with or adverse to EMPLOYER, whether directly or indirectly, alone or with any other person as a principle, agent, shareholder, participant, partner, promoter, director, officer, manager, employee, consultant, sales representative or otherwise; or (c) engage in any venture or activity which the Chief Executive Officer of EMPLOYER may in good faith consider to interfere with EMPLOYEE’S performance of his duties.

2. COMPENSATION.

(a) Base Salary. EMPLOYER agrees to pay EMPLOYEE an annual base salary of $275,000 (“Base Salary”). Base salary is payable in equal bi-weekly installments or at such other time or times as EMPLOYER’S policies and practices provide. EMPLOYEE will be eligible to receive annual salary increases during the term of this Agreement at the sole discretion of EMPLOYER. Any such increases shall automatically become part of this Agreement and shall not alter any other terms of this Agreement.

(b) Performance Bonus. EMPLOYEE shall be eligible to receive a performance bonus, hereinafter referred to as “Bonus,” with a target of up to 100%, but not to exceed 200%, of base salary (pro-rata over the portion of year employed) based upon predetermined goals approved by EMPLOYER’S Compensation Committee.

(c) Benefits. EMPLOYEE shall be entitled to participate in any benefit programs adopted from time to time by EMPLOYER for the benefit of its employees at an appropriate level for the duties of EMPLOYEE, and EMPLOYEE shall be entitled to receive such other fringe benefits as may be granted from time to time by EMPLOYER’S Board of Directors or its Compensation Committee for the benefit of its employees and/or employees at an appropriate level of duties of EMPLOYEE. EMPLOYEE shall be entitled to participate in any benefits plans available to other executive officers of EMPLOYER at an appropriate level for the duties of the office, subject to any restrictions (including waiting periods) specified in such plans. Separate written descriptions of available benefits will be provided from time to time, and EMPLOYER reserves, in its sole and absolute discretion, the right to modify these benefits in whole or in part at any time.

(d) Vacation. EMPLOYEE shall be entitled to four (4) weeks of paid vacation on an annual basis, with such vacation to be accrued and taken in accordance with EMPLOYER’S standard vacation policies.

(e) Business Expenses. EMPLOYER shall reimburse EMPLOYEE for any and all necessary, customary and usual expenses, properly receipted in accordance with EMPLOYER’S policies and procedures, incurred by EMPLOYEE on behalf of EMPLOYER.

(f) Stock Options and Restricted Stock. EMPLOYEE shall be eligible to receive EMPLOYER stock options and/or restricted stock, hereinafter referred to as “Incentives,” that may from time to time be granted to executive officers of EMPLOYER. Such Incentives shall be governed by separate agreements and/or plans and the decision to grant Incentives is at the sole discretion of EMPLOYER.

3. AT WILL EMPLOYMENT. EMPLOYEE and EMPLOYER acknowledge that there is no agreement, express or implied, between them for any specified term or period of employment, nor for continuing or long-term employment. The employment relationship between EMPLOYEE and EMPLOYER is completely and, in all respects, at-will. Either EMPLOYEE or EMPLOYER has the absolute right to terminate the employment relationship, at any time, with or without cause, for any reason or no reason and no reason need be given. The fact that other sections of this Agreement provide differential post-termination benefits to EMPLOYEE on the basis of whether or not EMPLOYEE is terminated for Cause, as defined below, does not affect the at-will nature of the employment relationship.

4. TERMINATION OF EMPLOYMENT BY EMPLOYER.

(a) Termination For Cause. For purposes of this Agreement, termination for “Cause” means (i) any act or omission constituting gross negligence, recklessness or willful misconduct on the part of EMPLOYEE in respect of his fiduciary obligations or otherwise relating to the business of EMPLOYER, (ii) EMPLOYEE’s material breach of this Agreement, or (iii) EMPLOYEE’s conviction or entry of a plea of nolo contendre for fraud, misappropriation or embezzlement.

(b) Termination For Death of Disability. EMPLOYEE’S employment shall be terminated upon EMPLOYEE’S death or may be terminated by EMPLOYER upon EMPLOYEE’S disability, consistent with any rights or obligations of the EMPLOYER and EMPLOYEE under the Americans with Disabilities Act, or any other applicable constitutional provision or statute.

(c) Termination Without Cause. EMPLOYEE’S employment may be terminated by EMPLOYER without Cause at any time and at its sole discretion.

5. TERMINATION OF EMPLOYMENT BY EMPLOYEE FOR GOOD REASON.

(a) EMPLOYEE shall have the right to terminate this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without EMPLOYEE’S written consent, of any one or more of the following events:

(i) A reduction in title and/or compensation of EMPLOYEE or the assignment of duties to EMPLOYEE not consistent with those of an executive officer of EMPLOYER, except in connection with EMPLOYER’S termination of EMPLOYEE’S employment for Cause pursuant to Section 4(a) or as otherwise expressly contemplated herein;

(ii) EMPLOYER’S material breach of any of the provisions of this Agreement, including, but not limited to, a reduction by EMPLOYER in the EMPLOYEE’S Base Salary in effect as of the Effective Date; or a material change in the terms and conditions of EMPLOYEE’S employment; or

(iii) The relocation of EMPLOYER’S principal executive offices to a location more than fifty (50) miles from its location as of the Effective Date or EMPLOYER requiring EMPLOYEE to be based anywhere other than EMPLOYER’S principal executive offices, except for requiring travel on EMPLOYER business to an extent substantially consistent with EMPLOYEE’S duties hereunder.

(b) EMPLOYEE agrees to provide EMPLOYER with thirty (30) days’ prior written notice of any termination for Good Reason.

6. TREATMENT OF COMPENSATION AND BENEFITS UPON TERMINATION OF EMPLOYMENT BY EMPLOYER FOR CAUSE OR BY EMPLOYEE WITHOUT GOOD REASON.

(a) Salary Continuation. EMPLOYEE is not entitled to any continuation of salary or other base pay if EMPLOYEE is either terminated by EMPLOYER for Cause or if EMPLOYEE resigns his employment without Good Reason.

(b) Bonus. EMPLOYEE is not entitled to a Bonus if EMPLOYEE is either terminated by EMPLOYER for Cause or if EMPLOYEE resigns his employment without Good Reason.

(c) Health Benefits. EMPLOYEE is entitled to continue health benefits coverage pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) if EMPLOYEE is either terminated by EMPLOYER for Cause or if EMPLOYEE resigns his employment without Good Reason.

(d) Stock Options and Restricted Stock. The vesting period ceases immediately upon EMPLOYEE’S termination by EMPLOYER for Cause or if EMPLOYEE resigns his employment without Good Reason. The provisions of the agreements and/or plans governing Incentives will otherwise be controlling.

7. TREATMENT OF COMPENSATION AND BENEFITS UPON TERMINATION OF EMPLOYMENT BY EMPLOYER AFTER CHANGE IN CONTROL OTHER THAN FOR CAUSE, OR BY EMPLOYEE FOR GOOD REASON. If EMPLOYEE’S employment shall be terminated after a Change in Control, as defined in Section 10, (a) by EMPLOYER other than for Cause, or (b) by EMPLOYEE for Good Reason, EMPLOYEE shall be entitled to the following benefits:

(a) Severance Payment. EMPLOYEE shall be paid an amount (the “Severance Amount”) equal to two times the EMPLOYEE’S combined current year Base Salary and actual Bonus for the preceding fiscal year; provided, however, the Severance Amount shall not be less than Five Hundred Thousand Dollars ($500,000.00) nor more (once the minimum is reached) than one percent (1.0%) of the book value of EMPLOYER (i.e., the amount reported on EMPLOYER’S balance sheet prepared in accordance with generally accepted accounting principles as stockholder’s equity). The Severance Amount shall be paid in a single lump sum (i) as soon as possible in event EMPLOYEE’S employment shall be terminated by the EMPLOYER other than for Cause or (ii) six months following EMPLOYEE’S termination of employment due to Good Reason.

(b) Health Benefits. EMPLOYEE is entitled to continue health benefits coverage pursuant to the terms of COBRA

(c) Stock Options and Restricted Stock. Vesting will accelerate to the date of termination. In other words, EMPLOYEE shall immediately be vested with all stock options and restricted stock awarded by EMPLOYER which have not been exercised prior to the termination date. The provisions of the agreements and/or plans governing the Incentives will otherwise be controlling.

(d) Section 280G Adjustments.

(i) In the event that the Severance Amount and all other benefits provided for in this Agreement or otherwise payable to EMPLOYEE (excluding for this purpose any payments that may be made under this subsection (d)) (the “Company Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then EMPLOYER shall pay to EMPLOYEE, at the time specified in subparagraph (ii) below, an additional amount (the “Gross-Up Payment”) such that the net amount retained by EMPLOYEE, after deduction of any Excise Tax on the Company Payments and any payments made pursuant to this subsection (d) and after deduction of any U.S. federal, state and local income or payroll tax on the payments made pursuant to this subsection (d), shall equal the Company Payments. For purposes of calculating the Gross-Up Payment, EMPLOYEE shall be deemed to pay income taxes at the highest applicable effective federal, state and local income tax marginal rates for the calendar year in which the Gross-Up Payment is to be made.

(ii) Unless EMPLOYER and EMPLOYEE otherwise agree in writing, the determination of EMPLOYEE’s Excise Tax liability and the amount required to be paid under this subsection (d) shall be made promptly in writing by EMPLOYER’s independent public accountants or such other tax experts as reasonably agreed to by EMPLOYER and EMPLOYEE (the “Accountants”) and such amount shall be paid to EMPLOYEE promptly, but not before 10 days after such determination. In the event that the Excise Tax incurred by EMPLOYEE is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, EMPLOYER and EMPLOYEE agree to promptly pay such differential as the Accountants reasonably determine is appropriate, including interest and any tax penalties, to the other party. For purposes of making the calculations required by this subsection (d), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is “substantial authority” tax reporting position. EMPLOYER and EMPLOYEE shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this subsection (d). EMPLOYER shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this subsection (d). For purposes of the computations herein, the Accountants shall assume that EMPLOYEE’s income is subject to income taxes at the highest applicable effective Federal, state and local income tax marginal rates for the calendar year for which a particular computation relates.

(iii) In the event of any proposed adjustment with the Internal Revenue Service (or other applicable taxing authority) with respect to the Excise Tax which would result in an increase in the amount of the Gross-Up Payment, EMPLOYEE shall permit EMPLOYER to control the issues related to the Excise Tax (at EMPLOYER’s expense), provided that such issues do not potentially adversely affect EMPLOYEE. In the event issues are interrelated, EMPLOYEE and EMPLOYER shall in good faith cooperate so as to not jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, EMPLOYEE shall permit the representative of EMPLOYER to accompany the EMPLOYEE and the EMPLOYEE and the EMPLOYEE’s representative shall cooperate with EMPLOYER and its representative.

8. TREATMENT OF COMPENSATION AND BENEFITS UPON TERMINATION BY EMPLOYER FOR DEATH OR DISABILITY.

(a) Salary Continuation. EMPLOYEE is not entitled to any continuation of salary or other base pay if EMPLOYEE is terminated by EMPLOYER due to EMPLOYEE’S death or disability.

(b) Bonus. EMPLOYEE is not entitled to a Bonus if EMPLOYEE is terminated by EMPLOYER due to EMPLOYEE’S death or disability.

(c) Health Benefits. EMPLOYEE (or EMPLOYEE’S family) is entitled to continue health benefits coverage pursuant to the terms of COBRA if EMPLOYEE is terminated by EMPLOYER due to death or disability.

(d) Stock Options and Restricted Stock. The vesting period continues without acceleration upon EMPLOYEE’S termination by EMPLOYER due to disability. All stock options and restricted stock shall immediately and completely vest upon EMPLOYEE’S termination due to death. The provisions of the agreements and/or plans governing the Incentives will otherwise be controlling.

9. TREATMENT OF COMPENSATION AND BENEFITS UPON TERMINATION BY EMPLOYER WITHOUT CAUSE OR BY EMPLOYEE FOR GOOD REASON.

(a) Consultancy Agreement. In the event EMPLOYEE’S employment is terminated by EMPLOYER without Cause or by EMPLOYEE for Good Reason, EMPLOYEE and EMPLOYER shall immediately enter into an independent contractor/consultant agreement pursuant to which EMPLOYEE shall receive pay in an amount equal to twelve (12) months Base Salary only (hereinafter “Consulting Pay”) in exchange for consulting services. The term of the consultancy will be for twelve (12) months after the date of EMPLOYEE’S termination (“Consulting Period”) and the Consulting Pay shall be paid in twelve (12) equal consecutive monthly installments beginning on the first day of the Consulting Period. EMPLOYEE agrees to make himself available to EMPLOYER for up to ten (10) hours per week, whether by telephone, e-mail, or in person, on an as-needed basis to consult with respect to matters that were within EMPLOYEE’S job description during the course of EMPLOYEE’S employment. EMPLOYEE agrees to respond promptly, reasonably and cooperatively to EMPLOYER’S requests for assistance. Barring special circumstances, the consulting hours shall not be cumulative; accordingly, hours not used within a given week will be waived by EMPLOYER, but EMPLOYEE will receive his full pay under this paragraph. However, EMPLOYER reserves the right to require EMPLOYEE to provide more than ten (10) hours of service per week in the event that special circumstances arise in which EMPLOYEE’S unique assistance is required by EMPLOYER. (Examples of special circumstances include, but are not limited to, assistance in litigation or responding to government inquiries). In order to protect EMPLOYER’S confidential and trade secret information from use or disclosure to a party other than EMPLOYER, and to enable EMPLOYER to be able to obtain the benefits of EMPLOYEE’S consulting obligations hereunder, EMPLOYEE agrees that so long as he is accepting Consulting Pay pursuant to this section, he (a) will not accept employment or consulting work in any capacity with any competitor of EMPLOYER; and (b) will continue to abide by the provisions of paragraphs 11 and 12 below. In the event that EMPLOYEE accepts subsequent employment or other consulting work within the Consulting Period, EMPLOYEE will be required to spend no more than five (5) hours per week consulting with EMPLOYER. EMPLOYEE understands that this is a material term of this Agreement.

(b) Bonus. In the event EMPLOYEE is terminated by EMPLOYER without Cause or by EMPLOYEE for Good Reason, EMPLOYEE shall be entitled to a Bonus in an amount equal to the pro-rata portion of Bonus for the period of employment beginning January 1st of the year in which the termination occurs and ending the date of termination. The full amount of such pro-rated Bonus will be paid to EMPLOYEE in one lump sum payment made within thirty (30) days after EMPLOYEE’S termination date.

(c) Health Benefits. EMPLOYEE is entitled to continue health benefits coverage pursuant to the terms of COBRA if EMPLOYEE’S employment is terminated by EMPLOYER without Cause, or by EMPLOYEE for Good Reason.

(d) Stock Options and Restricted Stock. The vesting period for the year in which the termination occurs will accelerate to the date of termination. In other words, upon termination by EMPLOYER without Cause, or by EMPLOYEE for Good Reason, EMPLOYEE shall immediately be vested with all stock options and restricted stock that would have been vested at the end of the year in which the termination occurred. All other vesting ceases upon termination. The provisions of the agreements and/or plans governing the Incentives will otherwise be controlling.

10. CHANGE IN CONTROL. A “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied.

(a) Any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than EMPLOYER; any trustee or other fiduciary holding securities under an executive benefit plan of EMPLOYER; or any company owned, directly or indirectly, by the stockholders of EMPLOYER in substantially the same proportions as their ownership of the stock of EMPLOYER), is or becomes the “beneficial owner” (as defined by Rule 13d-3 under the Exchange Act), directly or indirectly, of the securities of EMPLOYER (not including any securities acquired directly from EMPLOYER or from a transferor in a transaction expressly approved or consented to by the Board of Directors) representing more than 25% of the combined voting power of EMPLOYER’S then outstanding securities; or

(b) During any period of two consecutive years (not including any period prior to the execution of the Agreement), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with EMPLOYER to effect a transaction described in clause (a), (c) or (d) of this section),

(i) whose election by the Board of Directors or nomination for election by EMPLOYER’S stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved or (ii) whose election is to replace a person who ceases to be a director due to death, disability or age, cease for any reason to constitute a majority thereof; or

(c) The stockholders of EMPLOYER approve a merger or consolidation of EMPLOYER with another corporation, other than (i) a merger or consolidation which would result in the voting securities of EMPLOYER outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an executive benefit plan of EMPLOYER, at least 75% of the combined voting power of the voting securities of EMPLOYER or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of EMPLOYER (or similar transaction) in which no person acquires more than 50% of the combined voting power of EMPLOYER’S then outstanding securities; or

(d) The stockholders of EMPLOYER approve a plan of complete liquidation of EMPLOYER or an agreement for the sale or disposition by EMPLOYER of all or substantially all EMPLOYER’S assets.

11. NON-COMPETITION PROVISION.

(a) During Employment. EMPLOYEE agrees that during his employment by EMPLOYER he will not engage directly or indirectly in any location within the United States, in any business of the same or similar nature to the business of EMPLOYER, nor will EMPLOYEE participate directly or indirectly in the ownership or management of any enterprise engaged in such a business within the United States; provided that the foregoing restrictions shall not preclude EMPLOYEE from investing in any publicly traded company or mutual fund or similar investment arrangement; and provided further that this provision shall not be binding to the extent it conflicts with any the ethical code of any state bar association in which EMPLOYEE is licensed as an attorney at law. This provision acts in concert with Section 1, Employment by Company, which requires EMPLOYEE to devote all of EMPLOYEE’S effort and skill exclusively to EMPLOYER.

(b) Upon Termination of Employment. EMPLOYEE agrees that he will not seek or accept employment with any business in direct competition with EMPLOYER for a period of one year after termination of the employment relationship, anywhere in the United States. EMPLOYEE further agrees that for a period of one year, he will neither contact nor solicit business from any employee, customer or independent contractor, past, present or future, of EMPLOYER.

12. NON-INTERFERENCE AND NON-SOLICITATION PROVISION. EMPLOYEE agrees that during the term of his employment with EMPLOYER and for a period of one (1) year after termination of employment with EMPLOYER: (1) EMPLOYEE shall not either directly or indirectly interfere with the business of EMPLOYER or any of its subsidiaries or affiliates; and (2) EMPLOYEE shall not directly or indirectly solicit any of EMPLOYER’S employees to leave EMPLOYER and/or to work for another employer or business, whether or not the solicited employee would commit any breach of his or her own employment terms by leaving the service of EMPLOYER. Thus, EMPLOYEE agrees that he will not either directly or indirectly initiate any communications or direct others to initiate any communications with EMPLOYER’S employees regarding the possibility of employment elsewhere during the term of this non-solicitation provision.

13. CONFIDENTIALITY/TRADE SECRET PROVISION.

(a) EMPLOYER has created, developed, and adopted confidential, proprietary and/or trade secret information. Additionally, EMPLOYER has entered into agreements with third parties whereby these third parties produce confidential, proprietary and/or trade secret information for EMPLOYER. Such information has independent actual or potential economic value from not being generally known to the public or other persons who can obtain economic value from its disclosure or use, and is not readily available or independently ascertainable through any source other than EMPLOYER. Such information is subject to reasonable efforts to maintain its secrecy.

(b) The trade secrets of EMPLOYER include, but are not limited to, EMPLOYER’S lending policies and procedures, contracts and agreements with lenders, investors, and other clients (“Clients”), information regarding the Clients (including but not limited to Client lists and potential Client lists), loan applicants, borrowers and other customers, budgets, forecasts, financial statements, broker lists, client contracts, the particular needs of each Client and broker, the manner in which business is conducted with each Client and broker, records, sales techniques, methods of data processing, forecasts, information concerning employees and their salaries, performance and personnel file information, and various financial information of EMPLOYER (collectively, “Confidential Information”). Confidential Information shall not include any information that is known by or made available to the public generally. EMPLOYEE further understands and agrees that Confidential Information belongs to EMPLOYER and not to EMPLOYEE.

(c) In recognition that the business of EMPLOYER and the nature of EMPLOYEE’S work will require EMPLOYEE to have access to Confidential Information of EMPLOYER and/or its Clients which, if disclosed in an unauthorized manner, could be highly prejudicial to EMPLOYER and/or its Clients:

(i) EMPLOYEE agrees not to disclose in any manner any Confidential Information, either directly or indirectly, either during employment with EMPLOYER or following termination of employment, except as required in the course of employment with EMPLOYER.

(ii) EMPLOYEE agrees to take all precautions reasonably necessary to prevent the unauthorized use, disclosure, or dissemination of Confidential Information either during employment with EMPLOYER or following termination of employment.

(iii) Upon termination, EMPLOYEE shall cease using, shall immediately return, and shall not misappropriate or use, any Confidential Information. In addition, upon termination, EMPLOYEE shall leave in possession of EMPLOYER all equipment, furniture and supplies owned or leased by EMPLOYER.

(d) EMPLOYEE recognizes and acknowledges that none of the above provisions or EMPLOYER’S exercise of any rights thereunder shall limit the rights of EMPLOYER under applicable statutes and common law rules regarding trade secrets, including, without limitation, the Uniform Trade Secrets Act.

14. ASSIGNMENT: SUCCESSORS. The rights, which accrue to EMPLOYER under this Agreement, shall pass to its successors and assigns. EMPLOYEE may not assign any right under this Agreement with respect to the employment relationship, commencement, and termination of the employment relationship.

15. ENTIRE AGREEMENT; HEADINGS. This Agreement constitutes the entire agreement of the parties and supersedes any prior or contemporaneous agreement by and between the parties regarding the subject matter hereof. This Agreement can be modified only by a written instrument executed by EMPLOYEE and EMPLOYER. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

16. SEVERABILITY. In the event that any provision contained herein is held to be invalid by a court of competent jurisdiction, the remainder of the contract will continue in full force and effect.

17. GOVERNING LAW. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Missouri without regard to its conflicts of law provisions.

18. ARBITRATION PROVISION.

(a) Any controversy, dispute or claim whatsoever between EMPLOYEE on the one hand, and EMPLOYER, or any of its employees, officers, and agents (collectively “EMPLOYER PARTIES”) on the other hand, including but not limited to any dispute about the validity, interpretation, effect or alleged violation of this Agreement (“Claim”), must be settled by binding arbitration, at the request of either party, in accordance with the Employment Dispute Resolution Procedures of the American Arbitration Association or other similar organization in the County and State in which EMPLOYEE is employed. The Claims covered by this agreement include, but are not limited to, claims for wages and other compensation, claims for breach of contract (express or implied), tort claims, claims for discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, and disability), and claims for violation of any federal, state, or other governmental law, statute, regulations, or ordinance, except for claims for worker’s compensation or unemployment insurance benefits.

(b) The arbitrator shall apply the substantive law and Evidence Code of Missouri to the proceeding. The arbitration shall take place in the County and State in which EMPLOYEE is or was employed by EMPLOYER. The parties shall be entitled to conduct discovery. The arbitrator shall prepare in writing and provide to the parties a decision and award, which includes factual findings and the reasons upon which the decision is based. The decision of the arbitrator shall be binding and conclusive on the parties and unreviewable for error of law or legal reasoning of any kind, except as otherwise required by law. Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction. The fees for the arbitrator shall be paid by EMPLOYER. Each party shall bear its or his own fees and costs incurred in connection with the arbitration, except for any attorneys’ fees or costs, which are awarded to a party by the arbitrator pursuant to statute or contract which provides for recovery of such fees and/or costs from the other party.

(c) Both EMPLOYER and EMPLOYEE understand and agree that by using arbitration to resolve any Claims between them or any or all of EMPLOYER PARTIES they are giving up any right that they may have to a judge or jury trial with regard to those Claims. Both EMPLOYER and EMPLOYEE understand and agree that each is entering into this Agreement voluntarily.

19. ATTORNEY’S FEES. The prevailing party in any action or dispute between EMPLOYER and EMPLOYEE shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding in addition to any other relief to which the prevailing party may be entitled.

20. WAIVER; MODIFICATION. Failure to insist upon compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver of or relinquishment of such right or power at any other time or times.

21. NEGOTIATION. The parties warrant and agree that the terms of this Agreement were the subject of negotiations between them. EMPLOYEE acknowledges that he has read this Agreement and has had full opportunity to seek independent legal advice before signing it.

22. CODE SECTION 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and the applicable U.S. Treasury regulations and other interpretative guidance issued thereunder. Notwithstanding any provision of the Agreement to the contrary, the EMPLOYER may adopt such amendments to the Agreement or adopt other policies and procedures, or take any other actions, that the EMPLOYER determines is necessary or appropriate to exempt any benefits under the Agreement from Section 409A of the Code and/or to preserve the intended tax treatment of the benefits provided hereunder, and/or to comply with the requirements of Section 409A and related U.S. Treasury guidance

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYEE

/s/ Jeffrey D. Ayers
Jeffrey D. Ayers

EMPLOYER

NOVASTAR FINANCIAL, INC.

By	/s/ Scott F. Hartman
Scott F. Hartman
Chairman and Chief Executive Officer